For more information:  Michael R. Cox
765.463.4527
mcox@BASInc.com

NASDAQ puts BASi on Notice

WEST LAFAYETTE, IN, September 22, 2009 — Bioanalytical Systems, Inc. (Nasdaq: BASI) announced today that it received notification from the Nasdaq Listing Qualification Department on September 16, 2009 that it has failed to maintain a minimum of $5.0 million in market value of publicly held shares (the "MVPHS Requirement") and at least a $1 minimum bid price for its common shares (the "Minimum Bid Requirement"), each of which is required for continued listing of the Company's common shares on the Nasdaq Global Market.

The Company has until December 15, 2009 to regain compliance with the MVPHS Requirement by meeting the required market value threshold for a minimum of 10 consecutive business days.  As an alternative, the Company may apply to transfer the listing of its common shares to the Nasdaq Capital Market (the "Capital Market"), which has a minimum MVPHS Requirement of $1.0 million for continued listing.

The Company has until March 15, 2010 to regain compliance with the Minimum Bid Requirement by meeting the required $1.00 bid threshold for a minimum of 10 consecutive business days.  The Company intends to actively evaluate and monitor the bid price for its common shares between now and March 15, 2010, and consider implementation of various options available to the Company if its common shares do not trade at a level that is likely to regain compliance.

The Company is considering an application to transfer its common shares to the Capital Market prior to December 15, 2009.  Michael Cox, BASi's Chief Financial Officer, commented, “For our shareholders, the transition to Capital Market would be seamless and would not affect trading of our shares. This transfer would ease the financial compliance burden for our Company and would reduce our annual listing fees and expenses going forward.”

The Company believes that it is in compliance with all of the continued listing standards of the Capital Market except for the Minimum Bid Requirement (which may be waived as an initial requirement in the event of a transfer).  If the Company's minimum bid does not increase to $1.00 per share or more prior to March 15, 2010, the Company could be delisted from the Capital Market, in which case the common shares may be traded over-the-counter.

BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world’s leading drug development companies and medical research organizations.  The company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit www.BASInc.com for more information about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company’s filings with the Securities and Exchange Commission.

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